Exhibit 11

                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (in thousands, except per share data)

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                -------------------------------
                                                                                      2002             2001
                                                                                --------------   --------------
Basic Earnings:
    Net income                                                                      $28,776          $18,044
                                                                                ==============   ==============
    Shares
      Weighted average number of common
          shares outstanding                                                         93,963           92,422
                                                                                ==============   ==============
          Basic earnings per common share (c)                                       $  0.31          $  0.20
                                                                                ==============   ==============

Diluted Earnings (a):
    Net income                                                                      $28,776          $18,044
                                                                                ==============   ==============
    Shares
      Weighted average number of common
          shares outstanding                                                         93,963           92,422
      Additional shares assuming conversion of
          stock options and stock warrants (b)                                          635              748
                                                                                --------------   --------------
      Weighted average common shares outstanding,
           as adjusted                                                               94,598           93,170
                                                                                ==============   ==============
          Diluted earnings per common share (c)                                     $  0.30          $  0.19
                                                                                ==============   ==============

(a) The $345.0 million of Convertible Debentures which are convertible into 8.7 million shares at $39.60 per share were outstanding during the three months ended March 31, 2002 and 2001, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) During the three months ended March 31, 2002 and 2001, the anti-dilutive effect associated with options and warrants were excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for the quarter ended March 31, 2002 and 2001 totaled 3.8 million and 3.9 million, respectively.

(c) In accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Omnicare discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the first quarter of 2002. Goodwill amortization in the first quarter of 2001 totaled $8.2 million before taxes ($5.1 million after taxes, or $0.05 per basic and diluted share).